Exhibit 99.1
PRESS RELEASE
OPTIMIZING CUSTOMER INTERACTIONS™
FOR IMMEDIATE RELEASE:
Contact:
Steven C. Pollema
eLoyalty Corporation
(847) 582-7100
ir@eloyalty.com
eLoyalty Board Approves Cash Dividend for Series B Preferred Stock
Lake Forest, IL, June 13, 2006 – The Board of Directors of eLoyalty Corporation, a leading management consulting, systems integration, and managed services company (Nasdaq: ELOY), declared a cash dividend of $0.1785 per share on its 7% Series B convertible preferred stock (Series B stock), payable on July 1, 2006 to record shareholders as of the close of business on June 15, 2006. This dividend represents the regular semi-annual dividend for the period from January 1, 2006 through June 30, 2006. The aggregate amount of this dividend payment will be approximately $732,000.
About eLoyalty
eLoyalty is a leading management consulting, systems integration, and managed services company focused on optimizing customer interactions. With professionals throughout North America and an additional presence in Europe, eLoyalty offers a broad range of enterprise CRM services and solutions that include creating customer strategies; defining technical architectures; improving sales, service and marketing processes; and selecting, implementing, integrating, supporting and hosting best-of-breed CRM and analytics software applications. eLoyalty is focused on growing and developing its business through two primary Service Lines: Behavioral Analytics™ and Converged Internet Protocol Contact Center Solutions. For more information about eLoyalty, visit www.eloyalty.com or call 877-2ELOYAL.
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